Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO Ltd Schiffbaustrasse 2 8031 Zurich

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement on Form F-1 (“the Post-Effective Amendment”) of our report dated March 21, 2024, relating to the consolidated financial statements of SEALSQ Corp which is included in this Post-Effective Amendment.

We also consent to the reference to us under the caption “Experts” in this Post-Effective Amendment.

Zurich, Switzerland, July 31, 2024

BDO Ltd

/s/ Philipp Kegele	/s/ Eva Waldmeier

Philipp Kegele	ppa. Eva Waldmeier

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.